EXHIBIT 11


                           FORM OF SECURITIES OPINION

                               SEWARD & KISSEL LLP
                               1200 G Street, N.W.
                              Washington, DC 20005

                            Telephone: (202) 737-8833
                            Facsimile: (202) 737-5184



                                                              May __, 1999


Forum Funds
Two Portland Square
Portland, Maine 04101

Ladies and Gentlemen:

     We have acted as counsel to Forum Funds, a Delaware business trust (the "Trust"), in connection with the transfer of substantially all the assets of (i) BIA Emerging Growth Fund Limited Partnership ("Emerging Growth Partnership") to BIA Small-Cap Growth Fund of the Trust ("Small-Cap Fund") in exchange for shares of Small Cap Fund and (ii) BIA Growth Equity Fund Limited Partnership ("Growth Equity Partnership") to BIA Growth Equity Fund of the Trust ("Growth Fund") in exchange for shares of Growth Fund. We also have acted as counsel to the Trust in connection with the subsequent distribution of Small-Cap Fund and Growth Fund shares to partners of Emerging Growth Partnership and Growth Equity Partnership, respectively. Each of these transactions will be completed pursuant to an Agreement and Plan of Reorganization (the "Plan") approved by the Board of Trustees of the Trust.

     We have examined the Trust Instrument and Bylaws of the Trust, its Registration Statement on Form N-14 in which this opinion letter is included as an exhibit (the "Registration Statement") and the Plan in the form approved by the Board of Trustees of the Trust. We also have examined and relied upon a certificate of the Secretary of State of the State of Delaware to the effect that the Trust is duly formed and existing under the laws of the State of Delaware and in good standing in the State of Delaware.

     In addition, we have examined and relied upon a certificate of the Secretary of the Trust certifying that the Plan presented to us is substantially in the form approved by the Board of Trustees of the Trust and further certifying the adoption by the Board of Trustees of the Trust of resolutions approving the Plan and authorizing the issuance of the shares of Small Cap Fund and Growth Fund pursuant to the Plan. We also have examined and relied upon such
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records  of the Trust and other  documents  and  certificates  with  respect  to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion that:

         1. The Trust is validly existing as a business trust in good standing under the laws of the State of Delaware; and

         2. The shares of Small Cap Fund and Growth Fund to be issued in accordance with the terms of the Plan, when so issued, will constitute validly issued, fully paid and nonassessable shares under the laws of the State of Delaware.

     We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the captions "Legal Matters " and "Other Information
- Counsel and Auditors" in the Proxy Statement/Prospectus included in the Registration Statement.

     Please be advised that we are opining as set forth above as members of the bars of the State of New York and the District of Columbia. This opinion does not extend to the securities or "blue sky" laws of any state.

                                                     Very truly yours,